EXHIBIT Q
Allocation Procedures

Allocation Procedures Overview
This Document describes the Allocation Procedures referred to in Section 6 of the Settlement Agreement.
The Court will appoint a Special Master and Claims Administrator pursuant to Rule 53 of the Federal Rules of Civil Procedure to oversee the allocation of the Settlement Funds. They will adhere to their duties set forth herein and in the Settlement Agreement. The Special Master will generally oversee the Claims Administrator and make any final decision(s) related to any appeals by Qualifying Class Members or 3M and any ultimate decision(s) presented by the Claims Administrator. The Claims Administrator will perform the actual modeling, allocation, and payment functions. The Claims Administrator will seek assistance from the Special Master when needed. The Claims Administrator may seek the assistance of Interim Class Counsel’s consultants who provided guidance in designing the Allocation Procedures.
Qualifying Class Members fall into one of two categories, Phase One Qualifying Class Members or Phase Two Qualifying Class Members. The Settlement Amount will be allocated between and among Phase One Qualifying Class Members and Phase Two Qualifying Class Members as set forth in the Settlement Agreement and these Allocation Procedures.
The Claims Administrator shall not allow for duplicate recoveries for PFAS in or entering a Class Member’s Public Water System.
A Class Member will not be allocated or receive its share of the Settlement Amount if it does not submit a timely and complete Claims Form.
Claims Forms will be available online and can be submitted to the Claims Administrator electronically or on paper. Putative Class Members can begin providing information required by the Claims Forms once an Order Granting Preliminary Approval has been issued, then finalize submission following the Effective Date. The Claims Forms will vary depending on the applicable class membership category (Phase One or Phase Two) and on the specific fund(s) from which compensation is sought.
DEFINITIONS
As used in the Settlement Agreement and this Exhibit, the following terms have the defined meanings set forth below. Unless the context requires otherwise, (a) words expressed in the plural form include the singular, and vice versa; (b) words expressed in the masculine form include the feminine and gender neutral, and vice versa; (c) the word “will” has the same meaning as the word “shall,” and vice versa; (d) the word “or” is not exclusive; (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”; (f) references to any law include all rules, regulations, and sub-regulatory guidance promulgated thereunder; (g) the terms “include,” “includes,” and “including” are deemed to be followed by “without limitation”; and (h) references to dollars or “$” are to United States dollars.
All capitalized terms herein shall have the same meanings set forth in the Settlement Agreement or in the additional definitions set forth below.
“Adjusted Base Score” has the meaning set forth in Paragraph II(6)(f) of these Allocation Procedures.
"Adjusted Flow Rate” has the meaning set forth in Paragraph II(6)(d) of these Allocation Procedures.
“Base Score” has the meaning set forth in Paragraph II(6)(e) of these Allocation Procedures.
"Baseline Testing” has the meaning set forth in Paragraph III(3) of these Allocation Procedures.

“Capital Costs Component” has the meaning set forth in Paragraph II(6)(e)(ii) of these Allocation Procedures.
“Litigation Bump” has the meaning set forth in Paragraph II(6)(f)(iii) of these Allocation Procedures.
“Operation and Maintenance Costs Component” has the meaning set forth in Paragraph II(6)(e)(iii) of these Allocation Procedures.
“PFAS Score” has the meaning set forth in Paragraph II(6)(c) of these Allocation Procedures.
“PFOA” means Chemical Abstracts Service registry number 45285–51–6 or 335–67–1, chemical formula C8F15CO2, perfluorooctanoate, along with its conjugate acid and any salts, isomers, or combinations thereof.
“PFOS” means Chemical Abstracts Service registry number 45298–90–6 or 1763–23–1, chemical formula C8F17SO3, perfluorooctanesulfonate, along with its conjugate acid and any salts, isomers, or combinations thereof.
“Proposed Federal PFAS MCLs” means the maximum level of a specific PFAS analyte (or a mixture containing one or more PFAS analytes) in Drinking Water that can be delivered to any user of a Public Water System without violating the rule proposed in 88 Fed. Reg. 18,638, 18,748 (Mar. 29, 2023) (proposing 40 C.F.R. § 141.61(c)(34)–(36) & n.1). If the federal PFAS MCLs are finalized before the Court issues Final Approval, the final federal PFAS MCLs will be utilized instead of the Proposed Federal PFAS MCL; otherwise, the Proposed Federal PFAS MCLs will be used.
“Public Water Provider Bellwether Bump” has the meaning set forth in Paragraph II(6)(f)(iv) of these Allocation Procedures.

“Regulatory Bump” has the meaning set forth in Paragraph II(6)(f)(ii) of these Allocation Procedures.
“Settlement Award” has the meaning set forth in Paragraph II(6)(g) of these Allocation Procedures.
“State MCL” means the Maximum Contaminant level of a specific PFAS analyte (or a mixture containing one or more PFAS analytes) in Drinking Water that can be delivered to any user of a Public Water System without violating the law of the state where that Public Water System is located as of the Settlement Date.

I. Verification of Qualifying Class Members
1.    The Claims Administrator will verify that each entity that submitted a Claims Form is a Qualifying Class Member and the category into which the Class Member falls.

a.    A Phase One Qualifying Class Member is an Active Public Water System in the United States that has one or more Impacted Water Sources as of the Settlement Date.

b.    A Phase Two Qualifying Class Member is an Active Public Water System that does not have one or more Impacted Water Sources as of the Settlement Date and

i.    Is required to test for certain PFAS under UCMR-5, or

ii.    Serves more than 3,300 people as defined under SDWIS.

2.    Exclusions from the Settlement Class:

a.    Non-Transient Non-Community Water Systems serving 3,300 or fewer people,

b.    Transient Non-Community Water Systems of any size,

c.    The Public Water Systems listed in Exhibit G, which are associated with a specific PFAS-manufacturing facility owned by 3M,

d.    Any Public Water System that is owned by a state government, is listed in SDWIS as having as its sole “Owner Type” a “State government” (as set forth in Exhibit H), and lacks independent authority to sue and be sued,

e.    Any Public Water System that is owned by the federal government, is listed in SDWIS as having as its sole “Owner Type” the “Federal government” (as set forth in Exhibit I) and lacks independent authority to sue and be sued,

f.    The Public Water Systems that are listed in Exhibit J and have previously settled their PFAS-related Claims against 3M, and

g.    Any privately owned well that provides water only to its owner’s (or its owner’s tenant’s) individual household and any other system for the provision of water for human consumption that is not a Public Water System.

3.    Validation of Data

a.    The Claims Administrator will review the information provided on a Qualifying Class Member’s Claims Form(s) to ensure it is complete. Information about each Impacted Water Source listed by a Class Member shall be submitted with verified supporting documentation as specified in the Claims Form(s).

b.    The Claims Administrator will examine each Impacted Water Source’s test results to confirm that all sample results are Qualifying Test Results. This examination will verify membership in the Class and will also be used for scoring purposes as outlined below.

i.    A Qualifying Test Result means the result of a test conducted by or at the direction of a Class Member or a federal, state, or local regulatory authority, or any test result reported or provided to the Class Member by a certified laboratory or other Person, that used any state- or federal agency-approved or -validated analytical method to analyze Drinking Water or water that is to be drawn or collected into a Class Member’s Public Water System.

ii.    Qualifying Class Members may submit Qualifying Test Results from untreated (raw) or treated (finished) water samples. However, all samples must be drawn from a Water Source that is or was utilized by the Qualifying Class Member to provide Drinking Water.

c.    The Claims Administrator will confirm each Class Member’s population served or number of service connections with information provided by the Class Member to the U.S. EPA or a state agency. Any conflicts in population served or service connections data will be resolved in favor of the data most-recently reported to the U.S. EPA or state agency, provided, however, that solely for purposes of determining whether a Public Water System is subject to UCMR-5 pursuant to Paragraph I.1.b.i of these Allocation Procedures, a Public Water System’s retail population served as indicated by the SDWIS inventory on February 1, 2021, shall control.

d.    For each Impacted Water Source, the Claims Administrator will verify the maximum flow rate of a groundwater well or the flow rate of the water that enters the treatment plant of a surface water system. The Claims Administrator will also verify the three (3) highest annual average flow rates of the groundwater well or surface water system over a ten-year period (2013-2022). Documentation related to the flow rates of each Impacted Water Source must be verified by each Qualifying Class Member as part of the Claims Form.

e.    The Claims Administrator will notify Qualifying Class Members with incomplete Claims Forms of the requirements to cure deficiencies.

II. Phase One Allocation Procedures
1.    Phase One Verification:

The Claims Administrator will verify whether each Qualifying Class Member is a Phase One Qualifying Class Member by determining whether the Qualifying Class Member has one or more Impacted Water Sources as of the Settlement Date.

2.    Phase One Baseline Testing

a.    Each Phase One Qualifying Class Member must test each of its Water Sources for PFAS, request from the laboratory that performs the analyses all analytical results, including the actual numeric values, and submit detailed PFAS test results to the Claims Administrator on a Claims Form by dates specified below. This process is referred to as Baseline Testing.

b.    Any Public Water System that has an Impacted Water Source based on a test conducted on or before the Settlement Date does not need to test that Water Source again for purposes of Baseline Testing.

c.    If a Water Source was tested only prior to January 1, 2019, and its test results do not show a Measurable Concentration of PFAS, that Water Source must be retested to meet Baseline Testing requirements. If a Water Source was tested on January 1, 2019, or later, and its test results do not show a Measurable Concentration of PFAS, no further testing of that Water Source is required.

d.    Baseline Testing requires the following:

i.    PFAS tests must be conducted at a minimum for the 29 PFAS analytes for which UCMR-5 requires testing, and

ii.    the PFAS test results must report any Measurable Concentration of PFAS, regardless of whether the level of PFAS detected in the water is above or below UCMR-5’s relevant minimum reporting level.

e.    Failure to test and submit Qualifying Test Results for Water Sources will disqualify Water Sources from consideration for present and future payments.

3.    Non-Detect Water Sources

a.    The Claims Administrator will maintain the reported Baseline Testing results that have no Measurable Concentration of PFAS submitted by Phase One Qualifying Class Members.

b.    Water Sources reporting no Qualifying Test Result showing a Measurable Concentration of PFAS may be eligible for funding from the Phase One Supplemental Fund.

4.    Phase One Supplemental Fund

a.    The Escrow Agent will transfer into the Phase One Supplemental Fund seven percent (7%) of each payment 3M has made into the Phase One Action Fund in accordance with the Payment Schedule.

b.    The Phase One Supplemental Fund will be used to compensate the following Phase One Qualifying Class Member’s Water Sources:

i.    Water Sources that were reported in a Phase One Public Water System Settlement Claims Form to have no Qualifying Test Result showing a Measurable Concentration of PFAS and because of later PFAS testing obtain a Qualifying Test Result showing a Measurable Concentration of PFAS, or

ii.    Impacted Water Sources that do not exceed an applicable State MCL or the Proposed Federal PFAS MCLs at the time their Phase One Claims Forms are submitted and because of later PFAS testing obtain a Qualifying Test Result showing a Measurable Concentration of PFAS that exceeds the Proposed Federal PFAS MCLs or an applicable State MCL.

c.    A Phase One Qualifying Class Member may submit a Phase One Supplemental Fund Claims Form to the Claims Administrator at any time up to and including December 31, 2030.

d.    The Claims Administrator will individually calculate for each Impacted Water Source that has submitted a Phase One Supplemental Fund Claims Form to approximate, as closely as is reasonably possible, the amount that each Impacted Water Source would have been allocated had it been in the Phase One Action Fund (Allocated Amount).

e.    The Claims Administrator shall issue funds from the Phase One Supplemental Fund in amounts that reflect the difference between the Impacted Water Source’s Allocated Amount and what the Qualifying Class Member has already received, if anything, for the Impacted Water Source.

f.    In the event the Phase One Supplemental Fund requires additional funding, the Claims Administrator, with the approval of the Special Master, may exercise discretion to replenish the Phase One Supplemental Fund from future payment obligations to the Phase One Action Fund.

g.    The Claims Administrator shall pay any money remaining in the Phase One Supplemental Fund as of December 31, 2033, to the Phase One Qualifying Class Members, divided among the Phase One Qualifying Class Members in the proportions as prior total payments to each Phase One Qualifying Class Member from all funds established by the Settlement Agreement.

5.    Phase One Special Needs Fund

a.    The Escrow Agent will transfer into the Phase One Special Needs Fund five percent (5%) of each payment 3M has made into the Phase One Action Fund in accordance with the Payment Schedule.

b.    Over the last decade, Qualifying Class Members have been faced with how to deal with discovering PFAS in their Impacted Water Sources. Many have also faced state PFAS advisories and regulations. Some Qualifying Class Members or affiliated parties may have responded by taking action(s) to limit PFAS impacts to their customers and Water Sources. Without limiting the possible actions taken by Qualifying Class Members, examples include: taking wells offline, reducing flow rates, drilling new wells, pulling water from other sources, and/or purchasing supplemental water.

c.    The Phase One Special Needs Fund is intended to compensate those Phase One Qualifying Class Members that spent money to address PFAS detections in their Impacted Water Sources, including to reimburse or re-pay affiliated parties that took such actions. This is in addition to any other compensation provided by the Settlement.

d.    A Phase One Qualifying Class Member may submit to the Claims Administrator a Phase One Special Needs Fund Claims Form up to forty-five (45) calendar days after submitting its Public Water System Settlement Claims Form.

e.    After receiving all timely Phase One Special Needs Fund Claims Forms, the Claims Administrator will review such forms and determine which Phase One Qualifying Class Members shall receive additional compensation and the amount of compensation. The Claims Administrator will recommend the awards to the Special Master, who must review and ultimately approve or reject them.

f.    The Claims Administrator shall pay any money remaining in the Phase One Special Needs Fund to the Phase One Qualifying Class Members, divided among the Phase One Qualifying Class Members in the proportions as prior total payments to each Phase One Qualifying Class Member from all funds established by the Settlement Agreement after all Special Needs Claims have been reviewed and paid.

6.    Phase One Action Fund

a.    The deadline for Phase One Qualifying Class Members to submit a Public Water System Settlement Claims Form for all Impacted Water Sources is sixty (60) calendar days after the Effective Date. This deadline can be extended by the Claims Administrator only if a Phase One Qualifying Class Member demonstrates that it has, prior to such deadline, submitted water samples necessary to meet the requirements of Baseline Testing and is awaiting analytical results from a laboratory capable of issuing a Qualifying Test Result.

b.    The Claims Administrator will calculate payments from the Phase One Action Fund after the Escrow Agent has transferred the amounts described above for the Phase One Supplemental Fund and the Phase One Special Needs Fund. The Phase One Action Fund will be allocated to the Phase One Qualifying Class Members’ Impacted Water Sources using the following allocation methodology.

c.    PFAS Score

i.    For purposes of calculating each Impacted Water Source’s PFAS Score, the Claims Administer will examine the Phase One Qualifying Class Member’s Public Water System Settlement Claims Form to determine the highest concentration, expressed in parts per trillion (“ppt,” or nanograms per liter), that the Impacted Water Source has shown, according to one or more Qualifying Test Results, for PFOA, for PFOS, and for any other single PFAS analyte listed on the Claims Form.

ii.    The Claims Administrator will determine each Impacted Water Source’s PFAS Score by taking the GREATER of either:

a.    the sum of the maximum levels for PFOA and for PFOS,
PFAS Score = [PFOA (Max Level) + PFOS (Max Level)]
or

b.    the sum of the maximum levels of PFOA and PFOS averaged with the square root of the maximum level of any other single PFAS analyte listed on the Claims Form.

Impacted Water Source	Sum of PFOS + PFOA	Avg. of (PFOA + PFOS) & Max Other PFAS	PFAS Score	Max PFOA	Max PFOS	Max PFNA	Max PFHxS	Max PFHxA
SW System A	62	35.15	62	15	47	8.3	5	0
Well B	0.95	.475	0.95	0.95	0	0	0	0
Well C	0	0	0	0	0	0	0	0
Well D	15.2	27.6	27.6	12	3.2	0	1600	5.2
PFAS Score = {[PFOA (Max Level) + PFOS (Max Level)] + Other PFAS (Max level)0.5} / 2

d.    Adjusted Flow Rate

i.    Impacted Water Sources’ flow rates can be reported in the Claims Forms in either gallons per minute (gpm) or Million Gallons per Day (MGD). One thousand (1,000) gpm equals 1.44 MGD because there are one thousand four hundred forty (1,440) minutes in each day. The Claims Administrator must convert the MGD reported flow rates into gpm for all calculations.

ii.    Groundwater water sources should report flow rates from the groundwater well. Surface water sources should report the flow rate of the water that enters the treatment plant.

iii.    The Claims Administrator will determine the Adjusted Flow Rate for each Impacted Water Source by first averaging the three highest annual average flow rates that the Qualifying Class Member drew from the groundwater Impacted Water Source or that entered the surface-water treatment plant. The three highest annual average flow rates can be selected from a ten-year period from 2013-2022. This average will then be averaged with the verified maximum flow rate of a groundwater Impacted Water Source or the maximum flow rate entering a surface water Impacted Water Source.

iv.    If the Phase One Qualifying Class Member can demonstrate that an Impacted Water Source was taken off-line or reduced its flow rate as a result of PFAS contamination and additional years are needed to obtain accurate flow rates not impacted by PFAS, the Claims Administrator can consider years beyond the 2013-2022 timeframe.

v.    For purposes of the Allocation Procedures, a purchased water connection from a seller that is a Water Source is not a Water Source.

vi.    For purposes of the Allocation Procedures, a Public Water System’s multiple intakes from one distinct surface water source are deemed to be a single Water Source so long as the intakes supply the same water treatment plant.

vii.    For purposes of the Allocation Procedures, a Public Water System’s intakes from one distinct surface-water source that supply multiple water treatment plants are deemed to each be a separate Water Source.

viii.    For purposes of the Allocation Procedures, a Public Water System’s multiple groundwater wells (whether from one distinct aquifer or from multiple distinct aquifers) that supply multiple water treatment plants are deemed to each be a separate Water Source.

ix.    If a water treatment plant is blending both surface water and groundwater before treatment, only one Adjusted Flow Rate is used.

x.    In the event a Public Water System owns both groundwater wells and surface water system(s) that have separate treatment plants, they shall be deemed to each be a separate Water Source.

e.    Base Score Calculations

i.    The Base Score will be calculated using two primary components: a proxy for capital costs and a proxy for operation and maintenance (O&M) costs. Capital costs are driven primarily by the size of the Impacted Water Source. O&M costs are driven primarily by the size of the Impacted Water Source and the concentration of PFAS.
    Base Score = Capital Costs Component + Operation and Maintenance Costs Component
ii.    Capital Costs Component

a.    U.S. EPA published a revision of its “Work Breakdown Structure-Based Cost Model for Granular Activated Carbon Drinking Water Treatment” in March 2023. This publication includes a Work Breakdown Structure (WBS) model that estimates the cost of treating PFAS contamination based on the flow rate of an Impacted Water System. A cost curve can be derived from the U.S. EPA WBS which expresses treatment costs in cost per thousand gallons produced. The below “Flow Rate Adjustment Factor” graph is the cost curve relating the treatment cost per thousand gallons as a function of overall size. This cost curve recognizes a decrease in unit cost as the flow rate for an Impacted Water Source increases. Each Impacted Water Source’s Capital Costs Component of the Base Score is calculated off this cost curve.

Capital Cost Component = (EPA unit cost * flow rate)

Treatment cost per thousand gallons = 7.7245 *(Flow Rate)-0.281

Capital Cost Score = annual 1000 G units * treatment cost per thousand gallons

iii.    Operation and Maintenance Costs Component

a.    The factors that affect O&M can be complex and depend on a range of factors (including but not limited to influent source quality, pH, temperature, type and concentration of PFAS influent, media used, etc.). However, the volume capacity of treatment media to remove PFAS decreases as the concentration of PFAS increases. This necessitates more frequent replacements of the treatment media, which increases the quantity of spent media that must be discarded. This increases the O&M costs of PFAS treatment.

b.    There is an observed increase in O&M costs as PFAS concentration increase. The available data suggest that as concentrations increase, O&M costs will increase in a non-linear, curved relationship as it is easier and less expensive to remove higher concentrations up to a certain level. The increase in O&M costs is thus a function of the PFAS levels and the size of the system (reflected in the Capital Cost Component). The following equation represents this relative relationship which considers that all Qualifying Class Members will require basic O&M tied to the Capital Cost Component as well as additional O&M driven by the level of PFAS concentrations.

O&M Cost Component = ((PFAS Modifier*PFAS Score) * Capital Cost Component) + Capital Cost Component

PFAS Modifier = 0.005

c.    The result is an exponential reduction in the unit cost of PFAS removal as PFAS concentrations increase. This exponential effect is captured in part by the Allocation Procedures’ nonlinear approach to flow rates and in part by the Allocation Procedures’ use of a square-root factor for certain PFAS analytes.

d.    When the Base Score is calculated where the O&M Costs Component and Capital Costs Component are combined, a roughly three-fold difference is obtained over the regulatory threshold of 4 ppt to 1000 ppt. The results of this calculation are shown in the below example for the EPA WBS standard design system at 1494 GPM as a function of relative PFAS concentrations.
(EPA unit cost * flow rate) + ((PFAS Modifier*PFAS Score) * Capital Cost Component) + Capital Cost Component

f.    Adjusted Base Score

i.    After calculating the Base Score of each Impacted Water Source, the Claims Administrator then will apply any Bumps based on certain factors defined below. This will yield the Adjusted Base Score for each Impacted Water Source.

ii.    Regulatory Bump:

a.    An Impacted Water Source’s Base Score will receive a Regulatory Bump if the Impacted Water Source:

i.    exceeds the four (4) ppt Proposed Federal PFAS MCL for PFOS or the four (4) ppt Proposed Federal PFAS MCL for PFOA;

ii.    exceeds the Proposed Federal PFAS MCL Hazard Index (based on 9 ppt PFHxS, 10 ppt GenX chemicals, 10 ppt PFNA, 2000 ppt PFBS – applying the Hazard Index formula set forth in 88 Fed. Reg. 18,638, 18,748 (Mar. 29, 2023) (proposing 40 C.F.R. § 141.61(c)(36) & n.1 (2023)); or

iii.    exceeds an applicable State MCL that is below the Proposed Federal PFAS MCL for the same PFAS analyte, or exceeds an applicable State MCL for a PFAS analyte for which there is no Proposed Federal PFAS MCL.

b.    The Claims Administrator will consider all Proposed Federal PFAS MCLs and existing State MCLs for PFAS analytes existing on the date the Court issues a Final Approval to determine if an Impacted Water Source has ever exceeded any applicable standard.

c.    The Claims Administrator will adjust the Base Score for those Impacted Water Sources that are subject to the Regulatory Bump by a positive adjustment factor of 4.00.

iii.    Litigation Bump

a.    The Litigation Bump applies to the Impacted Water Sources of any Qualifying Class Member that, as of the Settlement Date, had pending Litigation in the United States of America in which it asserts against any Released Party any Claim related to alleged actual or potential PFAS contamination of Drinking Water.

b.    No more than one Litigation Bump may apply to an Impacted Water Source.

c.    For cases on file by December 31, 2020, the Claims Administrator will adjust the Base Score for those Impacted Water Sources by a positive adjustment factor of 0.25.

d.    For cases filed in 2021, the Claims Administrator will adjust the Base Score for those Impacted Water Sources by a positive adjustment factor of 0.20.

e.    For cases filed in 2022, the Claims Administrator will adjust the Base Score for those Impacted Water Sources by a positive adjustment factor of 0.15.

f.    For cases filed between January 1, 2023, and the Settlement Date, the Claims Administrator will adjust the Base Score for those Impacted Water Sources by a positive adjustment factor of 0.10.

iv.    Public Water Provider Bellwether Bump

a.    The Public Water Provider Bellwether Bump applies to any Impacted Water Source that is owned or operated by a Qualifying

Class Member that served as one of the ten Public Water Provider Bellwether Plaintiffs.

b.    More than one Public Water Provider Bellwether Bump can be applied to an Impacted Water Source (i.e., the Qualifying Class Member selected as the final Public Water Provider Bellwether Plaintiff will receive all three adjustments provided below).

c.    The Claims Administrator will adjust the Base Scores for Qualifying Class Members that were selected as one of the ten Tier One Public Water Provider Bellwether cases by a positive adjustment factor of 0.15.

d.    The Claims Administrator will adjust the Base Scores for Qualifying Class Members that were selected as one of the three Tier Two Public Water Provider Bellwether cases by a positive adjustment factor of 0.20.

e.    The Claims Administrator will adjust the Base Scores for the Qualifying Class Member that was selected as the final Public Water Provider Bellwether case by a positive adjustment factor of 0.25.

v.    For each Impacted Water Source, the Claims Administrator will sum the applicable Bump adjustments and multiply the summed adjustments by the Base Score. Then, the Claims Administrator will take this total and add it to the Base Score to determine the Adjusted Base Score.

Adjusted Base Score = (Sum of Adjustments * Base Score) + Base Score
g.    Settlement Award

The Claims Administrator will first divide an Impacted Water Source’s Adjusted Base Score by the sum of all Adjusted Base Scores. This number gives each Impacted Water Source its percentage of the Phase One Action Fund. Then, that percentage is multiplied by the Phase One Action Fund to provide the Settlement Award for each Impacted Water Source.

Settlement Award = (Adjusted Base Score / Sum of All Adjusted Base Scores) * (Phase One Action Fund)

h.    Claims Administrator Notification to Phase One Qualifying Class Members

The Claims Administrator will notify each Phase One Qualifying Class Member of the Settlement Awards for all its Impacted Water Sources. Class Counsel and 3M shall simultaneously receive copies of all such notices, as well as a report on the allocation of all amounts paid to Phase One Qualifying Class Members.

The Claims Administrator also will notify Class Counsel and 3M of the amounts that the Public Water Systems for the City of Stuart, Florida, and for the City of Rome, Georgia, would have received as Phase One Qualifying Class Members under the Allocation Procedures described in this Exhibit. 3M shall receive credits for those amounts against its Phase One payments under the Settlement Agreement.

i.    Requests for Reconsideration to the Claims Administrator

i.    After a Phase One Qualifying Class Member receives notification of its Settlement Award from the Claims Administrator, it will have ten (10) Business Days from the receipt of such notification to request that the Special Master reconsider a part of the calculation based on a mistake/error alleged to have occurred. The Phase One Qualifying Class Member has no other appellate rights.

ii.    After they receive notification from the Claims Administrator, 3M and Class Counsel shall each have ten (10) Business Days to request that the Special Master reconsider any of the calculations based on a mistake/error alleged to have occurred.

iii.    After the Special Master receives all timely requests for reconsideration, the Special Master within ten (10) Business Days shall make a decision on the request for reconsideration, and, if warranted will request that the Claims Administrator correct any mistakes/errors and run the calculations again. Except when Section 7 of the Settlement Agreement provides otherwise, any decision by the Special Master is final, binding, and non-appealable.

j.    Payments for the Phase One Action Fund

3M shall make payments for the Phase One Action Fund in multiple installments over time, as set forth in the Payment Schedule in Exhibit K. The first installment will be paid within sixty (60) calendar days after the Effective Date, but in any event no earlier than July 1, 2024. As set forth in the Payment Schedule in Exhibit K, nine (9) subsequent payments will be made annually thereafter for nine (9) years, on April 15 of each calendar year (unless 3M invokes the Settlement Agreement’s late-payment provision). The total amount of all payments described in this Paragraph, excluding any interest paid for late payment, but including the amounts that the Public Water Systems for the City of Stuart, Florida, and for the City of Rome, Georgia, would have received as Phase One Qualifying Class Members under the Allocation Procedures, will be $6,875,000,000. Within five (5) Business Days after each payment described in this Paragraph, the Escrow Agent shall transfer seven percent (7%) of the payment amount into the Phase One Supplemental Fund and five percent (5%) of the payment amount into the Phase One Special Needs Fund.

k.    Payments from the Phase One Action Fund

It is contemplated that within fourteen (14) calendar days, but no later than sixty (60) calendar days (or in the first year of Phase One Action Fund payments, one hundred twenty (120) calendar days), after each payment by 3M, each Phase One Qualifying Class Member shall receive a payment from the Phase One Action Fund, unless that Qualifying Class Member has already received its entire Allocated Amount.

III. Phase Two Allocation Procedures
1.    Phase Two Verification:

The Claims Administrator will verify whether each Qualifying Class Member is a Phase Two Qualifying Class Member by determining the following:
Did the Qualifying Class Member’s first Qualifying Test Result for its first Impacted Water Source occur after the Settlement Date, and
a.    Is it required to test for certain PFAS under UCMR-5, or

b.    Does it serve more than 3,300 people, according to SDWIS?

2.    Phase Two Baseline Testing Payments

a.    A Phase Two Qualifying Class Member can use Phase Two Baseline Testing Payments to conduct PFAS testing that could help it establish eligibility for payments from the Phase Two Action Fund.

b.    A Phase Two Qualifying Class Member may submit a Phase Two Testing Compensation Claims Form to the Claims Administrator for payments to offset part or all the cost of conducting Phase Two Baseline Testing prior to January 1, 2026. A Phase Two Qualifying Class Member must list in its Phase Two Testing Compensation Claims Form each Water Source required to be tested under Baseline Testing requirements.

c.    A Phase Two Qualifying Class Member is not eligible for a Phase Two Baseline Testing Payment for any PFAS testing that is required by federal or state law. Phase Two Baseline Testing Payments must be limited to the actual costs of testing and, absent what the Claims Administrator deems in writing to be an extraordinary circumstance, shall not exceed $800 per sample.

3.    Phase Two Baseline Testing

a.    Each Phase Two Qualifying Class Member must test each of its Water Sources for PFAS, request from the laboratory that performs the analyses all analytical results, including the actual numeric values, and submit detailed PFAS test results to the Claims Administrator on a Claims Form within forty-five (45) calendar days after receiving the test results, absent what the Claims Administrator deems in writing to be an extraordinary circumstance, and no later than July 1, 2026.

b.    Each Phase Two Qualifying Class Member will verify that it has tested all its Water Sources for PFAS prior to its submission of the Claims Form.

c.    Baseline Testing requires the following:

i.    PFAS tests must be conducted at a minimum for the 29 PFAS analytes for which UCMR-5 requires testing, and

ii.    the PFAS test results must report any Measurable Concentration of PFAS, regardless of whether the level of PFAS detected in the water is above or below UCMR-5’s relevant minimum reporting level.

d.    Failure to test and submit Qualifying Test Results for Water Sources will disqualify Water Sources from consideration for present and future payments.

e.    A Phase Two Qualifying Class Member that does not fully and timely satisfy this Phase Two Baseline Testing requirement shall be presumed to lack any Impacted Water Source and thus may be declared by the Claims Administrator to be ineligible to receive any payment from Phase Two.

f.    The Claims Administrator shall provide 3M and Class Counsel monthly updates on the detailed Baseline Testing PFAS results and a final report on those results by July 1, 2026.

4.    Non-Detect Water Sources

a.    The Claims Administrator will maintain the reported Baseline Testing results that have no Measurable Concentration of PFAS submitted by Phase Two Qualifying Class Members.

b.    Water Sources reporting no Qualifying Test Result showing a Measurable Concentration of PFAS may be eligible for funding from the Phase Two Supplemental Fund.

5.    Phase Two Supplemental Fund

a.    The Escrow Agent will transfer into the Phase Two Supplemental Fund seven percent (7%) of each payment 3M has made into the Phase Two Action Fund in accordance with the Payment Schedule.

b.    The Phase Two Supplemental Fund will be used to compensate the following Phase Two Qualifying Class Member’s Water Sources:

i.    Water Sources that were reported in a Phase Two Claims Form to have no Qualifying Test Result showing a Measurable Concentration of PFAS and because of later PFAS testing obtain a Qualifying Test Result showing a Measurable Concentration of PFAS, or

ii.    Impacted Water Sources that do not exceed an applicable State MCL or the Proposed Federal PFAS MCL at the time their Phase Two Claims Forms are submitted and because of later PFAS testing obtain a Qualifying Test Result showing a Measurable Concentration of PFAS that exceeds the Proposed Federal PFAS MCLs or an applicable State MCL.

c.    A Phase Two Qualifying Class Member may submit a Phase Two Supplemental Fund Claims Form to the Claims Administrator at any time up to and including December 31, 2030.

d.    The Claims Administrator will individually calculate for each Impacted Water Source that has submitted a Phase Two Supplemental Fund Claims Form to approximate, as closely as is reasonably possible, the amount that each Impacted Water Source would have been allocated had it been in the Phase Two Action Fund (Allocated Amount).

e.    The Claims Administrator shall issue funds from the Phase Two Supplemental Fund in amounts that reflect the difference between the Impacted Water Source’s Allocated Amount and what the Qualifying Class Member has already received, if anything, for the Impacted Water Source.

f.    In the event the Phase Two Supplemental Fund requires additional funding, the Claims Administrator, with the approval of the Special Master, may exercise discretion to replenish the Phase Two Supplemental Fund from future payment obligations to the Phase Two Action Fund.

g.    The Claims Administrator shall pay any money remaining in the Phase Two Supplemental Fund as of December 31, 2033, to the Phase Two Qualifying Class Members, divided among the Phase Two Qualifying Class Members in the proportions as prior total payments to each Phase Two Qualifying Class Member from all funds established by the Settlement Agreement.

6.    Phase Two Special Needs Fund

a.    The Escrow Agent will transfer into the Phase Two Special Needs Fund five percent (5%) of each payment 3M has made into the Phase Two Action Fund in accordance with the Payment Schedule.

b.    The Phase Two Special Needs Fund is intended to compensate those Phase Two Qualifying Class Members that, directly or through affiliated parties, spent money to address PFAS detections in their Impacted Water Sources. This is in addition to any other compensation provided by this Settlement.

c.    Without limiting the possible actions taken by Qualifying Class Members, examples include: taking wells offline, reducing flow rates, drilling new wells, pulling water from other sources, and/or purchasing supplemental water.

d.    A Phase Two Qualifying Class Member may submit to the Claims Administrator a Phase Two Special Needs Fund Claims Form on or before August 1, 2026.

e.    After receiving all timely Phase Two Special Needs Fund Claims Forms, the Claims Administrator will review such forms and determine which Phase Two Qualifying Class Members shall receive additional compensation and the amount of compensation. The Claims Administrator will recommend the awards to the Special Master, who must review and ultimately approve or reject them.

f.    The Claims Administrator shall pay any money remaining in the Phase Two Special Needs Fund to the Phase Two Qualifying Class Members, divided among the Phase Two Qualifying Class Members in the proportions as prior total payments to each Phase Two Qualifying Class Member from all funds established by the Settlement Agreement after all Special Needs Claims have been reviewed and paid.

7.    Phase Two Action Fund

The deadline for Phase Two Qualifying Class Members to submit a Phase Two Action Fund Claims Form for all Impacted Water Sources is July 31, 2026. This deadline can be extended by the Claims Administrator only if a Phase Two Qualifying Class Member demonstrates that it has, prior to such deadline, submitted water samples necessary to meet the requirements of Baseline Testing and is awaiting analytical results from a laboratory capable of issuing a Qualifying Test Result.

a.    Claims Administrator Notification to Phase Two Qualifying Class Members

The Claims Administrator will notify each Phase Two Qualifying Class Member of the Settlement Awards for all its Impacted Water Sources. Unless the Phase Two Cap or Phase Two Floor applies, a Phase Two Qualifying Class Member should receive the same approximate amount as a Phase One Qualifying Class Member with the same Adjusted Base Score, except for the inflation adjustment discussed below.

Class Counsel and 3M shall simultaneously receive copies of all such notifications, as well as a report on the allocation of all Phase Two Settlement Awards and information showing the comparison of Phase Two and Phase One Settlement Awards for similarly situated systems.

b.    Requests for Reconsideration to the Claims Administrator

After the Phase Two Qualifying Class Member receives notification of its Settlement Award from the Claims Administrator, it will have ten (10) Business Days from the receipt of notification to request that the Special Master reconsider a part of the calculation based on a mistake/error alleged to have occurred. The Phase Two Qualifying Class Member has no other appellate rights.

After they receive notification from the Claims Administrator, 3M and Class Counsel shall each have ten (10) Business Days to request that the Special Master reconsider any of the calculations based on a mistake/error alleged to have occurred.

After the Special Master receives all timely requests for reconsideration, the Special Master within ten (10) Business Days shall make a decision on the request for reconsideration, and, if warranted will request that the Claims Administrator correct any mistakes/errors and run the calculations again.

c.    Appeal of Phase Two Calculations

After the Claims Administrator has calculated the total amounts to be paid to Phase Two Qualifying Class Members (and in no event later than September 30, 2026), the Claims Administrator will notify Class Counsel and 3M of each Class Members’ share and the total amount to be paid under Phase Two, as well as information to permit Class Counsel and 3M to evaluate whether Phase Two systems are receiving the same amount they would have received had they been in Phase One (subject to operation of the Phase Two Cap and the Phase Two Floor). Class Counsel and 3M shall have ten (10) Business Days from the receipt of such information to object to such calculations and appeal to the retired judge appointed by the Court as a Special Master to revise such calculations consistent with the Settlement Agreement. In the event that Class Counsel or 3M desire to appeal the decision of the Special Master, they may do so to the Court.

d.    Payments for the Phase Two Action Fund
3M shall make payments for the Phase Two Action Fund in multiple installments over time, as set forth in the Payment Schedule in Exhibit K. The first installment will be paid no earlier than April 15, 2027. As set forth in the Payment Schedule in Exhibit K, nine (9) subsequent payments will be made annually thereafter for nine (9) years, on April 15 of each calendar year (unless 3M invokes the Settlement Agreement’s late-payment provision). The total amount of all payments described in this Paragraph, excluding any interest paid for late payment, but including the difference between the full amount of 3M’s settlement with the City of Stuart, Florida, and the amount that the Public Water System for the City of Stuart, Florida, would have received as a Phase One Qualifying Class Member under these Allocation Procedures, will be based on the Phase Two Class Members’ PFAS test results, as summarized in the Claims Administrator’s final report under Paragraph 6.8.5 of the Settlement Agreement; but in any event that total amount shall be no less than a Phase Two Floor of $3,625,000,000 and no more than a Phase Two Cap of $5,625,000,000. Within five (5) Business Days after each payment described in this Paragraph, the Escrow Agent shall transfer seven percent (7%) of the payment amount into the Phase Two Supplemental Fund and five percent (5%) of the payment amount into the Phase Two Special Needs Fund.
e.    Payments from the Phase Two Action Fund

It is contemplated that within fourteen (14) calendar days, but no later than sixty (60) calendar days (or in the first year of Phase Two Action Fund payments, one hundred twenty (120) calendar days), after each payment described in Paragraph 6.8.6 of the Settlement Agreement, each Phase Two Qualifying Class Member that has one or more Impacted Water Sources shall receive a payment from the Phase Two Action Fund, unless that Qualifying Class Member has already received its entire Allocated Amount.
f.    Calculation of Payments from the Phase Two Action Fund

i.    The Claims Administrator will individually calculate the amount for each Impacted Water Source owned or operated by a Phase Two Qualifying Class Member to approximate, as closely as is reasonably possible, the amount that each Impacted Water Source would have been allocated had it been a Phase One Qualifying Class Member (Allocated Amount).

ii.    The Claims Administrator may increase the amount calculated in accordance with the prior sentence for any Phase Two Qualifying Class Member by no more than the percentage increase in the Consumer Price Index for All Urban Consumers, or CPI-U, over the thirty-six (36) months preceding the Claims Administrator’s calculation.

iii.    Except for the operation of CPI-U or the operation of the Phase Two Cap and the Phase Two Floor, a Phase Two Qualifying Class Member with a particular Adjusted Base Score should receive the same amount as a Phase One Qualifying Class Member with the same Adjusted Base Score.

g.    Effect of the Phase Two Floor

If, after the Claims Administrator applies Phase Two Allocation Procedures, total payments from Phase Two would be less than the Phase Two Floor of $3,625,000,000, the Claims Administrator shall increase each Phase Two Qualifying Class Member’s Allocated Amount by the same percentage, so that the total payment from the Phase Two Action Fund will meet the Phase Two Floor.

h.    Effect of the Phase Two Cap

If, after the Claims Administrator applies the Phase Two Allocation Procedures, total payments from the Phase Two would be more than the Phase Two Cap of $5,625,000,000, the Claims Administrator shall reduce each Phase Two Qualifying Class Member’s Allocated Amount by the same percentage, so that the total payments from the Phase Two Action Fund will not exceed the Phase Two Cap.

i.    Promoting Equity for Phase One and Phase Two Qualifying Class Members

If either the Phase Two Floor or the Phase Two Cap is applied, the Claims Administrator, with the Special Master’s approval, may shift from Phase One to Phase Two, or from Phase Two to Phase One, portions of the amounts designated in the Payment Schedule in Exhibit K as payments in 2029 or later, if necessary to promote equity between Phase One Qualifying Class Members and Phase Two Qualifying Class Members. Any such shift shall not alter the size or timing of any payment that 3M owes under this Settlement Agreement.